UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 24, 2003

Date of Report (Date of earliest event reported)

THE PEOPLES GAS LIGHT AND COKE COMPANY

(Exact name of registrant as specified in its charter)

Illinois	2-26983	36-1613900
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 5. Other Events

On January 24, 2003 Peoples Energy Corporation, the parent company of The Peoples Gas Light and Coke Company (Peoples Gas), issued a press release announcing financial results for the first quarter of fiscal year 2003. In connection with that press release and the issuance of a series of Peoples Gas' First and Refunding Mortgage Bonds, Peoples Gas is filing the following summary of preliminary financial results for the first quarter of fiscal year 2003.

The Peoples Gas Light and Coke Company
	Three Months Ended	Three Months Ended
	December 31, 2002	December 31, 2001
	(In Thousands)

Operating Revenues	$352,415	$247,801
Depreciation, depletion and amortization	14,794	15,282
Operating Income (Loss)	48,619	57,972
Net Income	$ 26,585	$ 32,247

Revenues for Peoples Gas for the three-month period increased $104.6 million due primarily to an increase in deliveries resulting from weather that was about 27 percent, or 500 heating degree days, colder than the previous period and from the higher unit cost of gas. Operating income decreased $9.4 million due primarily to a $13.2 million reduction in first quarter pension credits. The decrease was expected as a result of the inclusion in the prior period of an approximate $6.0 million credit associated with a special retirement program, as well as the ongoing effects of both lower pension plan returns and falling interest rates. Also affecting the variation was an increase in the provision for uncollectible accounts ($6.7 million) partially related to higher than expected first quarter net write-offs of older outstanding receivables and the bankruptcy of a large customer.

Peoples Gas has also increased the provision rate for uncollectible accounts receivable from 2 percent of revenues to approximately 2.5 percent in order to conservatively manage the possible impact on future collections of higher customer bills resulting from this year's colder weather and higher natural gas costs. Management believes the reserve for uncollectible accounts is adequate. However, the reserve remains an estimate and could be subject to further adjustment depending on natural gas prices, weather and the success of ongoing credit collection activities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

January 24, 2003	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President, Chief Financial Officer and Treasurer